UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 14, 2018

Chesapeake Utilities Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Silver Lake Boulevard, Dover, Delaware	19904
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 302.734.6799

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 8, 2015, Chesapeake Utilities Corporation (the “Company”) entered into an uncommitted Private Shelf Agreement (the “Private Shelf Agreement”) with PGIM, Inc. formerly known as Prudential Investment Management, Inc., (“Prudential”) and other purchasers that may become a party thereto. Pursuant to the terms of the Private Shelf Agreement, the Company may request that Prudential purchase, over the three-year period beginning on October 8, 2015, up to $150 million of the Company’s unsecured senior promissory notes at a fixed interest rate agreed upon by the parties and with a maturity date not to exceed twenty (20) years from the date of issuance (the “Shelf Notes”). On April 21, 2017, the Company issued $70 million of Shelf Notes, leaving $80 million of Shelf Notes available to be purchased during the term of the Private Shelf Agreement.

On September 14, 2018, the Company and Prudential entered into an amendment to the Private Shelf Agreement (the Private Shelf Agreement, as amended, is referred to herein as the “Amended Private Shelf Agreement”). Pursuant to the Amended Private Shelf Agreement, the Company may request that Prudential and other purchasers that may become a party thereto purchase, over the period expiring on August 20, 2021, up to $150 million of new Shelf Notes.

The Company has submitted to Prudential a request (the “Request for Purchase”) that Prudential, and such other purchasers that may become a party to the Amended Private Shelf Agreement (collectively, the “Note Holders”), purchase thereunder $100 million of the Company’s Shelf Notes on or before August 20, 2019 (the “New Shelf Notes”). The Company anticipates using the proceeds received from the New Shelf Notes to reduce short-term borrowings under the Company’s revolving credit facility, lines of credit and/or to fund capital expenditures. The following is a summary of the material terms to which the New Shelf Notes will be subject.

(a)

Principal Payments and Maturity Dates: The New Shelf Notes require annual principal payments of $10.0 million commencing on August 20, 2030. The entire outstanding principal balance of the New Shelf Notes is due and payable on August 20, 2039.

(b)

Interest: The New Shelf Notes will bear interest at the rate of 3.98% per annum. Interest payments are due quarterly on August 20, November 20, February 20, and May 20 of each year, commencing on August 20, 2019. All accrued but unpaid interest due under the New Shelf Notes is payable on August 20, 2039.

(c)

Prepayment, Acceleration and Events of Default: The Company may be required to prepay the entire outstanding principal balance of the New Shelf Notes, and all accrued but unpaid interest thereon, if (i) the aggregate net book value of all of the assets that are used in the regulated utility business segments of the Company and its subsidiaries is less than 50% of their Consolidated Total Assets (as defined in the Amended Private Shelf Agreement); and (ii) the holder of such New Shelf Note declares it to be due and payable. The Company may, at its option, prepay the New Shelf Notes in whole or in part at any time upon payment of a prepayment premium, subject to certain payment amount limitations and notice requirements. The New Shelf Notes may be accelerated by one or more of the Note Holders upon the occurrence of payment defaults of the New Shelf Notes, certain other indebtedness and obligations of the Company, and other events of default. The New Shelf Notes are automatically accelerated upon the occurrence of any bankruptcy, insolvency or similar event. The Amended Private Shelf Agreement includes customary events of default to which the New Shelf Notes are subject, including payment default on the New Shelf Notes and certain other indebtedness and obligations of the Company and bankruptcy, insolvency or similar events.

(d)

Covenants: The Amended Private Shelf Agreement sets forth certain business and financial covenants to which the Company is subject when any New Shelf Note is outstanding, including covenants that limit or restrict the ability of the Company and its subsidiaries to incur indebtedness and to incur certain liens and encumbrances on any of its property.

The Amended Private Shelf Agreement and the form of the New Shelf Note to be issued under the Amended Private Shelf Agreement are not being filed as exhibits hereto pursuant to Item 601(b)(4)(v) of Regulation S-K under the Securities Act of 1933, as amended. The Company agrees to furnish a copy of the Amended Private Shelf Agreement and the form of the New Shelf Note to the Securities and Exchange Commission upon request.

This Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy any New Shelf Notes. The New Shelf Notes will not be and have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

September 18, 2018	By:	/s/ Beth W. Cooper
Name: Beth W. Cooper
Title: Senior Vice President and Chief Financial Officer